Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Proxy Statement/Prospectus constituting a part of this Registration Statement on Form S-4 of GTY Govtech, Inc. of our report dated November 21, 2018 relating to the combined balance sheets of Questica Inc. and Questica USCDN Inc. as of September 30, 2018 and December 31, 2017, and the related combined statements of operations, comprehensive income, changes in stockholders’ equity and cash flows for the nine months ended September 30, 2018 and the year ended December 31, 2017, and to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ WithumSmith+Brown, PC

Whippany, New Jersey
January 9, 2019